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EXHIBIT 99.1


April 16,2002



Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Emergent Financial Group, Inc. and, under the date of August 10,2001, we reported on the consolidated financial statements of Emergent Financial Group, Inc. as of and for the years ended March 31, 2001 and 2000. On April 3, 2002, we resigned our appointment as principal accountants. Although we resigned our appointment on April 3, 2002, we had not provided any services with respect to Emergent Financial Group, Inc's unaudited interim financial statements for the three and nine months ended December 312,2001. We have read Emergent Financial Groups, Inc.'s statements including under Item 4 of its Form 8-K dated April 3, 2002, and we agree with such statements except as follows. We are not in a position to agree or disagree with Emergent Financial Group, Inc.'s statements that (a) the decision to change auditors was approved by the Board of Directors and (b) the Company (or anyone on the Company's behalf) did not consult Salberg & Co. in connection with the Company's financial statements, regarding either the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Emergent Financial Group, Inc.'s consolidated financial statements. KPMG LLP disagrees with Emergent Financial Group, Inc.'s statement that there were no disagreements or reportable events under Item 304 of Regulation S-B. Prior to resigning, KMPG LLP notified Emergent Financial Group, Inc. that KMPG LLP had not preformed a review of the unaudited interim financial statements for the three and nine months ended December 31, 2001 as contemplated under Rule 310(b) of Regulation S-B and that Emergent Financial Group, Inc. had not disclosed in its filed quarterly report on Form 10-QSB that no such review had been performed as is required by the Securities and Exchange Commission.


Very truly yours,

/s/ KPMG LLP

Chartered Accountants